UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2025
INCYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12400	94-3136539
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 Augustine Cut-Off Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)
(302) 498-6700
(Registrant’s telephone number,
including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $.001 par value per share	INCY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b—2 of the Securities Exchange Act of 1934 (§ 240.12b—2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events
On May 11, 2025, Incyte Corporation (the “Company”) and Novartis Pharma AG (“Novartis”) entered into a settlement agreement (the “Settlement Agreement”) with respect to litigation initiated by Novartis and relating to the duration of royalty payments owed by the Company to Novartis under the Collaboration and License Agreement dated November 24, 2009, as amended, between the Company and Novartis. As of March 31, 2025, the Company had approximately $537.1 million of accrued royalties relating to the dispute with Novartis included in accrued and other current liabilities on the Company’s condensed consolidated balance sheet. Under the Settlement Agreement, the Company has agreed to pay to Novartis $280.0 million as the settlement of disputed royalties on net sales of JAKAFI in the United States through December 31, 2024, and the parties agreed to reduce by 50% the royalty rate payable by the Company on future net sales of JAKAFI in the United States beginning January 1, 2025 for a period defined in the Settlement Agreement. The reduced royalty payable for the quarter ended March 31, 2025, is approximately $14.9 million. The difference of $242.2 million between the total accrued royalties and the total amount to be paid by the Company to Novartis as disclosed above will be recorded in the Company’s condensed consolidated statement of operations for the quarter ending June 30, 2025.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2025
INCYTE CORPORATION

	By:	/s/ Christiana Stamoulis
Christiana Stamoulis
Executive Vice President and Chief Financial Officer
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